Exhibit 99.1
JDA Software Announces Preliminary First Quarter 2007 Results
In Preparation for Analyst Meeting at FOCUS 2007
Scottsdale, Ariz. — April 16, 2007 — JDA® Software Group, Inc. today announced preliminary financial results for the first quarter ended March 31, 2007 in order to provide early visibility into first quarter 2007 results for the Analyst Meeting scheduled to take place on Tuesday, April 17th in New Orleans at JDA’s annual FOCUS user conference. Based on unaudited results, JDA anticipates total revenues of approximately $89.7 million to $90.7 million and software revenues of $17.0 million for first quarter 2007, including $36.5 million and $4.2 million from Manugistics, respectively, compared to total revenues of $47.9 million and software revenues of $7.1 million for first quarter 2006.
     JDA expects GAAP net income for first quarter 2007 to be $0.15 to $0.17 per share, as compared to a GAAP net income of $487,000, or $0.02 per share in first quarter 2006. The Company expects to report adjusted non-GAAP earnings for first quarter 2007 of approximately $0.26 to $0.28 per share, which excludes amortization of acquired software technology and intangibles, restructuring charges, stock-based compensation and a gain on the sale of an office facility, as compared to adjusted non-GAAP earnings of $0.06 per share for first quarter 2006, which excluded amortization of acquired software technology and intangibles. In addition the company expects to report adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization) of $18.5 million to $19.6 million for the first quarter of 2007 compared to $4.0 million for first quarter 2006. For purposes of the attached schedule of non-GAAP measures of performance, the Company has included the mid-point of our estimated range of GAAP net income for first quarter 2007.
     JDA ended first quarter 2007 with $61.1 million in cash and cash equivalents after paying off $15 million of debt, leaving a debt position of $126.1 million.
     “2007 is an important year for JDA as we consolidate and leverage the operations of Manugistics and begin to see the results of the organizational changes we put in place in 2006,” commented Hamish Brewer, CEO of JDA Software. “Combining the positive impact of Manugistics with strong year-over-year growth in sales of the heritage JDA products, this first quarter result gives us a flying start to the year.”
     These anticipated results are preliminary and based on partial information and management assumptions. JDA plans to announce final results during its regularly scheduled conference call for first quarter 2007 on April 23, 2007.
April 23, 2007 Conference Call Information
     JDA will host a conference call at 4:45 pm Eastern on Monday, April 23 to discuss final earnings results for its first quarter ended March 31, 2007. To participate in the call, dial 1-888-694-4676 (United
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States) or 1-973-582-2737 (International) and ask the operator for the “JDA Software Group First Quarter 2007 Earnings Conference Call.” A replay of the conference call will begin April 23, 2007 at 7:45 pm (Eastern) and will end on Wednesday, May 23, 2007 at 11:59 pm (Eastern). To hear the replay dial 1-877-519-4471 (United States) or 1-973-341-3080 (International) using pin number 8629066.
     To participate in the live Web cast of the call, go to the following web page at the time of the conference call: http://viavid.net/dce.aspx?sid=00003D55. A replay of the Web cast will be available approximately 5 minutes after the conclusion of the event.
About JDA Software Group, Inc.
     JDA® Software Group, Inc. (Nasdaq:JDAS) is the enduring demand and supply chain partner to the world’s leading retailers, manufacturers and suppliers, helping more than 5,500 customers in more than 60 countries realize real demand chain results. JDA has solidified a unique marketplace position, in that only JDA can offer a complete vertically-focused solution with the depth and breadth of capabilities necessary to enable the Customer-Driven Value Chain. JDA software solutions enable high-performance business process optimization and execution to achieve a connected view of the customer from raw materials flowing into production to end-consumer products at the shelf. With offices in major cities around the world, JDA employs the industry’s most experienced supply and demand chain experts to develop, deliver and support its solutions. For more information, visit www.jda.com, email info@jda.com or call 1-800-479-7382.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, (i) our expected financial results for the first quarter of 2007, and (ii) any implication that such positive first quarter results may yield positive results for fiscal year 2007. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) the possibility that our final results for the first quarter of 2007 may differ from our preliminary results, particularly since the preliminary results are unaudited; (b) the possibility that we may not achieve our fiscal year 2007 objectives in spite of achieving a positive 2007 first quarter; and (c) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260

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JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months Ended March 31,
	2007	2006
NON-GAAP OPERATING INCOME (LOSS) AND ADJUSTED EBITDA

Operating income (loss) (GAAP BASIS)	$9,942	$(290)

Adjustments for non-GAAP measures of performance:

Add back amortization of acquired software technology	1,871	1,253
Add back amortization of intangibles	3,963	893
Add back restructuring charges	4,044	—
Less gain on sale of office facility	(4,128)	—

Adjusted non-GAAP operating income	$15,692	1,856

Add back depreciation	2,399	1,938
Add back stock-based compensation	888	217

Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization)	$18,979	$4,011

NON-GAAP EARNINGS PER SHARE

Income before income tax provision	$7,161	$640

Amortization of acquired software technology	1,871	1,253
Amortization of intangibles	3,963	893
Restructuring charges	4,044	—
Stock-based compensation	888	—
Gain on sale of office facility	(4,128)	—

Adjusted income before income taxes	13,799	2,786

Adjusted income tax expense	4,830	872

Adjusted net income	$8,969	$1,914

Adjusted non-GAAP diluted earnings per share	$0.27	$0.06

Shares used to compute non-GAAP diluted earnings per share	33,563	29,674

For purposes of this schedule of non-GAAP measures of performance, we have included the mid-point of our estimated range of GAAP net income for the first quarter ended March 31, 2007.